EXHIBIT 99.1

Finish Line Announces Cash Dividend, Stock Repurchase Program and Receipt of Stockholder Approval of Reincorporation to Indiana

Indianapolis, Indiana – July 22, 2004 – The Finish Line, Inc. (Nasdaq: FINL) announced today that its Board of Directors has instituted a quarterly cash dividend program of $0.05 per share of Class A and Class B common stock. The first quarterly cash dividend will be payable on September 15, 2004, to stockholders of record on September 1, 2004. Alan Cohen, Chairman of the Board and Chief Executive Officer of The Finish Line stated, “We are pleased that our financial performance has enabled us to declare a quarterly cash dividend. The Board’s decision recognizes our strong growth record as well as the significant long-term opportunities we believe lie ahead. Further, the Board is committed to actions that can contribute to the total return to our stockholders.”

     The Company also announced that its Board of Directors authorized a new stock repurchase program to repurchase up to 2.5 million shares of the Company’s Class A common stock, or approximately 10% of the aggregate Class A and Class B common stock outstanding. Under the stock repurchase program, the Company may purchase shares through December 31, 2007. The Company believes that adoption of the repurchase program could be a viable use of excess cash. Such purchases, if any, will occur from time to time, as market conditions warrant and as the Company deems appropriate when judged against other alternative uses of cash.

     Finally, the Company announced that its stockholders today approved a reincorporation of the Company, changing its state of incorporation from Delaware to Indiana. The reincorporation will be accomplished through the merger of the Company with and into a newly formed and wholly-owned Indiana subsidiary. Stockholders holding a majority of the Company’s voting power approved the reincorporation today at the Company’s 2004 Annual Meeting of Stockholders. The Company expects the reincorporation to become effective on or about July 29, 2004.

     The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 553 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914 Executive Vice President — CFO The Finish Line, Inc., Indianapolis

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827 Corporate Communications Manager The Finish Line, Inc., Indianapolis